SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2003

COASTAL BANCORP, INC.
(Exact name of registrant as specified in charter)

TEXAS	0-24526	76-0428727

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5718 Westheimer, Suite 600, Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:	(713) 435-5000

(Former name or former address, if changed since last report):	Not applicable

Item 9 .  Regulation FD Disclosure

On July 16, 2003, the Company held a web cast to discuss the press release issued on July 15, 2003 regarding its results of operations and financial condition for the quarterly period ended June 30, 2003.

The text of the web cast is as follows:

COASTAL BANCORP, INC.
THIRD QUARTER 2003 EARNINGS WEBCAST
October 16, 2003
10:00 AM

I.  Welcome & Introductions

Good Morning, my name is Catherine Wylie and I am the Chief Financial Officer for Coastal Banc. With me this morning is Manny Mehos our Chairman and Chief Executive Officer. We would like to welcome you to our third quarter earnings release conference call.

Our press release was published after the market closed yesterday. If you have not received a copy one can be obtained from our website at www.coastalbanc.com .

In just a few moments, I will turn the call over to Manny. Once he has completed his statement, we will have a short period in which we will answer questions. If you would like to email us a question you can do so by sending your question to ir@coastalbanc.com . We will retrieve the question and read it on the conference call.

At this time, I would like to officially begin the conference call by reading our safe harbor statement.

II.  Safe Harbor Statement
The statements made in this conference call which are not historical facts contain forward looking statements with respect to plans, projections or future performance of the Company, the occurrence of which involve certain risks and uncertainties. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in Coastal Bancorp Inc.'s Securities and Exchange Commission filings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward looking statements. We do not intend (and are not obligated) to update publicly any forward-looking statement.
AT THIS TIME, I will turn this call over to Manny Mehos, our Chairman and CEO to discuss our 3rd quarter results.

III.  Summary Financial Results for the Quarter

Fully diluted EPS for the quarter was 51¢ based upon an approximately 5.4 million outstanding common stock equivalents.

Net interest margin was 2.34% for 3rd quarter

Book Value is $24.49 with Tangible Book at $20.71

Assets: $2.6 billion

Net Loans Receivable: approximately $2.0 billion.

During the 3rd quarter the we purchase and sold mortgage-backed securities as follows:
  Purchased $20.0 million
  Sold $32.7 million mortgage backed securities
  Gain on sale totaled approximately $301,764

Deposits: $1.6 billion. An increase of $5.2 million from 12-31-02 however, our deposit composition continues to change.

Net Interest Income, which was key to the earnings drop, before provision for loan loss was $14.9 million, which is down approximately $3.5 million from the same, quarter last year.

Noninterest Income: $3.9 million
  Service charges on deposits for the quarter were $3.0 million (Bounce protection program implemented August 2002).

Noninterest expense: $13.4 million for the third quarter which is equal to the results from the 2nd Quarter 2003. Overall on the year we continue to reduce expenses and are below our expense budget.

Provision for loan loss still at $900,000 per quarter but we re-evaluate each month/quarter.

We are "well capitalized". We have $33.9 million excess core capital that we could utilize and still maintain our well capitalized status

Effective tax rate YTD is 32% for the nine-month period. This is up slightly due to the decrease in FDIC tax benefits previously used to offset preferred stock dividends via our FDIC tax return.

IV.  Specific Item Impact on Financial Statements for the Quarter :

MBS portfolio paid down the equivalent of 49% on an annualized basis. Most of our mbs portfolio is made up of agency securities purchased at a premium.

Single-family loans receivable portfolio paid down at a rate of >49.96 on an annualized basis. For the quarter the single-family portfolio paid down 61.29%.

Gain on sale of mortgage backed securities of $301,764

Gain on sale of Real Estate Owned of $106,000

V.  Asset Quality

Nonperforming loans were $14.8 million ($3.0 million decrease compared to 4 th quarter of 2002). $14.8 comprised of:
  $7.9 million S/F mortgages
  $5.6 million acquisition and development made primarily of one loan which we are working on a resolution.
  $583,000 commercial real estate
  $723,000 million C&I

Ratio of nonperforming assets to total assets was 0.70 basis points

Nonperforming assets were $18.5 million which include REO properties totaling $3.1 million.

Ratio of nonperforming loans to total loans was 0.79 basis points

Allowance for loan losses to nonperforming loans was 123.76% compared to 97.7% at 12-31-02.

Net charged off loans for 3rd quarter were $620,000 with a net charge-off to average loan ratio of 0.03%.

VI.  Strategic Accomplishments for the Third Quarter

Called our 9.12% Preferred Stock (1.1 million shares) for July 31, 2003 redemption.
We should get the full benefit of this redemption in the 4 th quarter.

Issued $10.0 million Pooled Trust Preferred in June 2003 at a rate of LIBOR plus 305.

VII.  Where do we go from here?

Continued repurchase of common stock, if possible via our stock repurchase strategy.

Pace of paydowns:
  Expect slow down in paydowns in fourth quarter
  Weakness, if any in the local economy
  Interest Rate environment

Interest Rates: We do not speculate but hope refinance market slows.

Asset Quality: We believe that our large non-performer is adequately reserved. Our goal would be to work out the loan and recover the entire balance due. We believe the project itself is in a good area to develop.

Thank you all for listening to our conference call. We appreciate your interest in Coastal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2003        COASTAL BANCORP, INC.

/s/ Catherine N. Wylie
By: Catherine N. Wylie
Senior Executive Vice President/
Chief Financial Officer